Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste.100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Announces Breakeven Pre-Tax Results from Continuing Operations in Quarter Ended March 31, 2007

DALLAS – May 8, 2007 – Tenet Healthcare Corporation (NYSE:THC) today reported breakeven pre-tax income from continuing operations. After-tax income from continuing operations was $93 million or 0.20 per share, compared to a loss of $1 million, or zero cents per share, from continuing operations in the first quarter of 2006. Including discontinued operations, the company had net income of $75 million, or $0.16 per share, for its first quarter ended March 31, 2007.  This compares to net income of $70 million, or $0.15 per share, in the first quarter of 2006. Income from continuing operations in the first quarter of 2007 included a favorable income tax adjustment of $93 million, or $0.20 per share, required under the new Financial Accounting Standards Board pronouncement, FIN 48. Also included in income from continuing operations were impairment and restructuring charges of $3 million pre-tax, and a $1 million credit, pre-tax, in litigation and investigation costs. In the first quarter of 2006, results for continuing operations included impairment and restructuring charges of $29 million pre-tax, or $0.04 per share, hurricane costs of $3 million pre-tax, or zero cents per share, and litigation and investigation costs of $16 million pre-tax, or $0.02 per share. Discontinued operations reported a loss of $18 million, or $0.04 per share in the first quarter of 2007 which included a favorable FIN 48 tax adjustment of $14 million, or $0.03 per share, compared to income of $69 million, or $0.15 per share, in the first quarter of 2006 which included $36 million in insurance reserves related to Hurricane Katrina property claims and $45 million of insurance recoveries related to patient litigation. These two items totaled $81 million pre-tax, $51 million after-tax, or $0.11 per share. The first quarter of 2006 also included income from the impact of a change in accounting principle of $2 million after-tax, or zero cents per share, which was in addition to the losses reported in continued and discontinued operations.

“Although our patient volumes were soft in the quarter, the decline was less than what we experienced in the same quarter a year ago,” said Trevor Fetter, Tenet’s president and chief executive officer. “I was pleased that our hospitals were able to respond with effective actions to largely offset the economic impact of these soft volumes. To build patient volumes, we continue to employ the strategies of differentiation based on clinical quality, customer service, centers of excellence, service line management, and improving physician relationships. While there is evidence that these strategies are effective and sustainable, our overall results were disappointing due to the wide variance in performance across our regions.”

Stephen Newman, M.D., chief operating officer, said, “Our favorable momentum in California continued to strengthen in the quarter. Excluding USC University Hospital and the Norris Cancer Center, where issues with the medical school have adversely impacted patient volumes, California’s admissions were up 0.9 percent from the first quarter of 2006. Our strongest growth was achieved in Texas where admissions were up 2.9 percent in the quarter excluding the two Dallas hospitals to be divested this summer. This robust growth represents a significant turnaround for the Texas market which was the second market - after California - in which we implemented our Targeted Growth Initiative. Our growth in Texas also benefited from the accomplishments of a number of relatively new hospital chief executive officers. Having gained additional tenure in their jobs, these CEOs have now had sufficient opportunity to develop effective working relationships with their physician base and the results have been impressive. Other markets, however, underperformed our longer term expectations. Our hospitals in South Florida experienced another weak quarter as they struggled to rebound from the hurricanes of 2005. This contrast between Florida’s challenges and our performance across our other markets illustrates the impact the Florida market has had in delaying Tenet’s turnaround. But, despite its current challenges, we remain confident in Florida’s future. Our hospitals in South Florida have distinguished themselves in clinical excellence, and coupled with Florida’s long history of robust growth, we expect that our South Florida hospitals will be able to emerge from their recent slowdown and return to an attractive long-term growth trend.”

Biggs Porter, chief financial officer, said, “Compared to the fourth quarter of last year, bad debt expense was relatively stable in the first quarter of 2007 at 6.2 percent of net revenue. Pricing advanced with a 4.7 percent increase in net patient revenues per equivalent patient day, and we experienced a continuing moderation in the decline of commercial managed care admissions of 3.5 percent. Further improvement in volume statistics coupled with our other initiatives to drive value should still leave us in a position to achieve our recently expressed prior Outlook range for the year.”

Continuing Operations

Income from continuing operations for the first quarter of 2007 was $93 million, or $0.20 per share, including the following items:

1.               Favorable income tax adjustment of $93 million, or $0.20 per share, related to a reduction of estimated liabilities for uncertain tax positions described below;

2.               Favorable cost report adjustments of $12 million pre-tax, $8 million after-tax before the deferred tax valuation allowance, or $0.02 per share were recorded in the first quarter of 2007. In the first quarter of 2006 we recorded favorable cost report adjustments of $27 million pre-tax, $17 million after-tax before the deferred tax valuation allowance, or $0.04 per share. Cost report adjustments in continuing operations were favorable in three of the quarters in 2006, totaling a net $39 million pre-tax, and were favorable in all four quarters in 2005, totaling $44 million pre-tax;

3.               Gain on sale of $7 million pre-tax, $4 million after-tax before the deferred tax valuation allowance, or $0.01 per share from the sale of a medical office building in Florida which is included in the Other Operating Expenses line item;

4.               Impairments of long-lived assets and restructuring charges of $3 million pre-tax, $2 million after-tax before the impact of the deferred tax valuation allowance, or zero cents per share; and

5.               Stock-based compensation expense, included in salaries, wages and benefits, of $11 million pre-tax, $7 million after-tax before the deferred tax valuation allowance, or $0.01 per share in the first quarter of 2007 as compared to $11 million pre-tax, $7 million after-tax before the deferred tax valuation allowance, or $0.01 per share in the first quarter of 2006.

Adjusted EBITDA

Adjusted EBITDA in the first quarter of 2007 was $189 million producing a margin of 8.3 percent, a decrease of $28 million, or 12.9 percent, from adjusted EBITDA of $217 million in the first quarter of 2006, and a decrease of 150 basis points from the adjusted EBITDA margin of 9.8 percent in the first quarter of 2006. The decline in Adjusted EBITDA is, among other factors, attributable to the net impact of lower favorable cost report adjustments and lower volumes.  Adjusted EBITDA is a non-GAAP term defined by the Company as net (loss) income before (1) interest expense, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill and restructuring charges net of insurance recoveries, (6) hurricane insurance recoveries net of costs, (7) costs of litigation and investigations, (8) investment earnings, (9) minority interests, (10) (loss) income from discontinued operations, net of tax, (11) the cumulative effect of change in accounting principle, net of tax, and (12) net gains on the sales of investments. A reconciliation of net (loss) income to adjusted EBITDA is provided at the end of this release.

Admissions, Patient Days and Surgeries

	Continuing Operations
Admissions, Patient Days, and Surgeries	Q1’07	Q1’06	Change (%)
Admissions - Total	148,368	150,879	(1.7)
Uninsured Admissions	6,066	5,597	8.4
Uninsured Admissions /Total admissions (%)	4.1	3.7	0.4 (1)
Charity Care Admissions	2,870	2,774	3.5
Charity Care Admissions / Total admissions (%)	1.9	1.8	0.1 (1)
Commercial Managed Care Admissions	41,851	43,354	(3.5)
Commercial Admissions / Total admissions (%)	28.2	28.7	(0.5) (1)
Commercial Managed Care Patient Days	170,404	177,564	(4.0)
Admissions through Emergency Department	81,373	81,025	0.4
ED Admissions /Total admissions(%)	54.8	53.7	1.1 (1)
Surgeries - Inpatient	44,015	45,631	(3.5)
Surgeries - Outpatient	55,892	60,067	(7.0)
Surgeries - Total	99,907	105,698	(5.5)
Patient Days - Total	745,651	770,139	(3.2)
Average Length of Stay	5.0	5.1	(2.0)
Equivalent Admissions	209,574	211,103	(0.7)
Equivalent Patient Days	1,047,936	1,069,847	(2.0)

(1) This change is the difference between the 2007 and 2006 amounts shown.

Admissions for the first quarter of

2007 were 148,368, a decline of 2,511 admissions, or 1.7 percent, compared to admissions of 150,879 in the first quarter of 2006.  A loss of 252 admissions, or 10.0 percent of the admissions decline from the first quarter of 2006, resulted from closing one rehabilitation unit subsequent to March 31, 2006, and the company’s implementation of Medicare’s new “75 Percent Rule.”

Commercial managed care admissions declined from 43,354 to 41,851, a decline of 1,503 admissions, or 3.5 percent, in the first quarter of 2007 as compared to the first quarter of 2006. Despite this decline in the commercial piece of our business, total managed care admissions increased by 1,339 or 2.0 percent, reflecting the continuing shift from traditional government programs towards government managed care programs.

Equivalent admissions were 209,574, in the first quarter of 2007, a decline of 1,529, or 0.7 percent, as compared to 211,103 equivalent admissions in the first quarter of 2006.

Uninsured admissions were 6,066 in the first quarter of 2007, an increase of 469, or 8.4 percent, as compared to 5,597 uninsured admissions in the first quarter of 2006. Charity care admissions were 2,870 in the first quarter of 2007 compared to 2,774 in the first quarter of 2006 an increase of 96 admissions, or 3.5 percent. There was no material geographic concentration characterizing either of these increases.

Flu admissions were 651 in the first quarter of 2007, a decline of 33, or 4.8 percent from the first quarter of 2006.

Outpatient Visits

	Continuing Operations
Outpatient Visits	Q1’07	Q1’06	Change (%)
Total OP Visits	1,069,676	1,096,046	(2.4)
Uninsured OP Visits	118,516	111,160	6.6
Uninsured OP Visits/ Total OP Visits(%)	11.1	10.1	1.0	(1)
Charity Care OP Visits	6,082	5,210	16.7
Charity Care OP Visits / Total Visits (%)	0.6	0.5	0.1	(1)
Commercial Managed Care OP Visits	405,112	422,314	(4.1)
Commercial OP Visits / Total Visits (%)	37.9	38.5	(0.6)	(1)

(1) This change is the difference between the 2007 and 2006 amounts shown.

Outpatient visits in the first quarter of 2007 were 1,069,676, a decline of 26,370, or 2.4 percent, as compared to 1,096,046 visits in the first quarter of 2006. Factors contributing to this decline include the increasing competition the company is experiencing from physician-owned entities providing outpatient services.

Uninsured outpatient visits increased by 6.6 percent to 118,516 in the first quarter of 2007, an increase of 7,356 compared to 111,160 uninsured outpatient visits in the first quarter of 2006.

Outpatient visits related to the flu were 3,038 in the first quarter of 2007, an increase of 220, or 7.8 percent, from the first quarter of 2006.

Revenues

	Continuing Operations
Revenues	Q1’07	Q1’06	Change (%)
($in Millions)
Net operating revenues	2,279	2,210	3.1
Revenues from the uninsured	155	132	17.4
Charity care gross charges	181	163	11.0
Provision for doubtful accounts (“Bad Debt”)	141	121	16.5
Uncompensated care (1) (2)	322	284	13.4
Uncompensated care/ (Net operating revenues plus Charity care) (1) (%)	13.1	12.0	1.1	(3)
Net patient revenue from managed care payors	1,193	1,104	8.1
Commercial net patient revenue from managed care payors	913	880	3.8

(1)  Non-GAAP measure

(2)  Defined as charity care plus provision for doubtful accounts

(3)  This percentage change is the difference between the 2007 and 2006 amounts shown

Net operating revenues from continuing operations were $2.279 billion in the first quarter of 2007, an increase of $69 million, or 3.1 percent, as compared to $2.210 billion in the first quarter of 2006.

Aggregate net patient revenue from managed care payers increased by $89 million, or 8.1 percent, in the first quarter of 2007 compared to the first quarter of 2006 as total managed care admissions and outpatient visits increased by 2.0 and 0.7 percent, respectively.

Net revenues from commercially insured patients increased by $33 million, or 3.8 percent, in the first quarter of 2007 compared to the first quarter of 2006.

Disproportionate-share payments received under various state Medicaid programs and other state-funded subsidies provided revenues of approximately $40 million and $24 million in the first quarters of

2007 and 2006, respectively. In 2006, Medicaid disproportionate share payments for the year were $161 million. The increase in revenue is primarily attributable to additional funding provided by certain states which was made available in part by additional annual state provider taxes on certain of our hospitals, changes in classification of state programs and the timing of when the company receives notification of its hospitals being entitled to such payments. These revenues can fluctuate as disproportionate-share payments are dependent on government programs, which are subject to periodic review and policy changes.

Pricing

		Continuing Operations
Pricing		Q1’07	Q1’06	Change (%)
Net inpatient revenue per admission	($)	10,380	10,180	2.0
Net inpatient revenue per patient day	($)	2,065	1,994	3.6
Net outpatient revenue per visit	($)	614	553	11.0
Net patient revenue per equivalent admission	($)	10,483	10,147	3.3
Net patient revenue per equivalent patient day	($)	2,097	2,002	4.7

Net inpatient revenue per admission for the first quarter of 2007 was $10,380 compared to $10,180 in the first quarter of 2006, an increase of $200, or 2.0 percent.  Net outpatient revenue per visit was $614 in the first quarter of 2007 compared to $553 in the first quarter of 2006, an increase of $61, or 11.0 percent. Net patient revenue per equivalent patient day was $2,097 in the first quarter of 2007 compared to $2,002 in the first quarter of 2006, an increase of $95, or 4.7 percent.

The Company disaggregates its managed care business into two categories: (1) commercial managed care and (2) managed Medicare and managed Medicaid. In the first quarter of 2007, approximately 77 percent of managed care revenues were from Tenet’s commercial managed care business and 23 percent were from managed Medicare and managed Medicaid. This represents a significant adverse mix shift from in the first quarter of 2006, in which 80 percent of managed care revenues were in the commercial managed care business and 20 percent were from managed government programs. In the first quarter of 2007 managed care admissions were approximately 60 percent commercial managed care and 40 percent managed Medicare and managed Medicaid compared to 64 percent and 36 percent, respectively, in the first quarter of 2006.  Managed care outpatient visits in the first quarter of 2007 were 72 percent commercial managed care and 28 percent managed Medicare and managed Medicaid compared to 76 percent and 24 percent, respectively, in the first quarter of 2006.

For our aggregate managed care portfolio, including managed government programs, net inpatient revenue per admission increased by 5.2 percent in the first quarter of 2007 as compared to the first quarter of 2006. Tenet refers to this metric as “aggregate portfolio yield.”

Outpatient revenue per visit increased by 8.9 percent for our aggregate managed care portfolio in the first quarter of 2007 as compared to the first quarter of 2006.

Controllable Operating Expense

		Continuing Operations
Controllable Operating Expenses		Q1’07	Q1’06	Change (%)
Salaries, Wages & Benefits	($mm)	1,019	981	3.9
Supplies	($mm)	408	411	(0.7)
Other Operating Expenses	($mm)	522	480	8.8
Total Controllable Operating Expenses	($mm)	1,949	1,872	4.1
Controllable operating expenses per equivalent patient day	($)	1,860	1,750	6.3

Controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1.949 billion and $1.872 billion in the first quarters of 2007 and 2006, respectively, an increase of $77 million, or 4.1 percent.  Controllable operating expenses per equivalent patient day were $1,860 in the first quarter of 2007 compared to $1,750 in the first quarter of 2006, an increase of $110 per equivalent patient day, or 6.3 percent, primarily as a result of spreading the high level of fixed costs characteristic of our business across lower patient volumes.

Salaries, wages and benefits expense increased by 3.9 percent, largely as a result of salary increases effective October 1, 2006, as well as the seasonal increase in dependence on temporary labor to handle peak volumes characteristic of the first quarter in our business.

Supplies expense declined by $3 million, or 0.7 percent compared to the first quarter of 2006. Because supplies expense tends to vary with patient volumes, the decline in this line item reflects the impact of the 5.5 percent decline in surgeries. In addition to this volume component in reducing supplies expense, we have focused significant effort on the efficient purchasing of various supply items through bulk and forward purchases.

“Other Operating Expenses” increased by $42 million, or 8.8 percent, in the first quarter of 2007 as compared to the first quarter of 2006. Contributory factors to this increase included the growth in medical fees, contracted services, increases in utility rates, and an increase in malpractice expense to $49 million from $43 million in the first quarter of 2006. The “Other Operating Expense” line was also negatively affected by decreased allocations to hospitals in discontinued operations of corporate overhead costs as sales of those hospitals are completed. In addition, in the first quarter of 2007, the “Other Operating Expenses” line item included a $7 million gain on sale from the disposition of a medical office building in Florida, a $4 million unfavorable adjustment related to information systems costs and a $3 million favorable property insurance adjustment.

Rent expense was $44 million in the first quarter of 2007 compared to $41 million in the first quarter of 2006.

Provision for Doubtful Accounts

		Continuing Operations
Bad Debt		Q1’07	Q1’06	Change (%)
Provision for Doubtful Accounts (“Bad Debt”)	($mm)	141	121	16.5
Bad Debt / Net Operating Revenues	(%)	6.2	5.5	0.7	(1)

(1) This change is the difference between the 2007 and 2006 amounts shown

Provision for doubtful accounts, or bad debt expense, was $141 million for continuing operations in the first quarter of 2007, an increase of $20 million, or 16.5 percent, from the provision for doubtful accounts of $121 million in the first quarter of 2006.  Bad debt expense was 6.2 percent of net operating revenues in the first quarter of 2007 compared to 5.5 percent of net operating revenues in the first quarter of 2006.

Accounts Receivable

Accounts receivable were $1.427 billion at March 31, 2007, and $1.413 billion at December 31, 2006. Accounts receivable days outstanding for continuing operations decreased to 52 days at March 31, 2007 from 53 days at December 31, 2006 and 56 days at March 31, 2006. Accounts receivable days outstanding for December 31, 2006 has been restated to provide retrospective presentation to certain accounts receivable balances in discontinued operations.

Cash Flow

Cash and cash equivalents were $584 million at March 31, 2007, a decrease of $200 million from $784 million at December 31, 2006.

Net cash used in operating activities was $154 million in the first quarter of 2007.  In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures,

proceeds of asset sales, and certain other items.  Excluding cash provided by discontinued operations of $17 million, $7 million in payments against reserves for restructuring charges, investigation costs and settlements, and $2 million in tax payments, our cash used in continuing operating activities would have been $162 million for the first quarter of 2007.

Significant cash flow items in continuing operating activities in the first quarter of 2007, included:

(1)          $57 million in annual 401(k) matching contributions, down $40 million, or 41.2 percent from $97 million in the first quarter of 2006, which was accrued as compensation expense in 2006; and

(2)          $39 million in annual incentive compensation plan payments, up $6 million, or 18.2 percent, from $33 million in 2006, which was accrued as compensation expense in 2006.

Total company capital expenditures in the first quarter of 2007 were $111 million, $110 million of which related to continuing operations. These capital expenditures included $11 million for the construction of our new East Side Hospital in El Paso.

 “Adjusted free cash flow,” is a non-GAAP term defined by the company as cash used in operating activities less: (1) capital expenditures in continuing operations; (2) new hospital construction expenditures; (3) payments against reserves for restructuring charges; (4) litigation costs and settlement payments; (5) cash flow from discontinued operations; and (6) income tax payments. Adjusted free cash flow was negative $272 million in the first quarter of 2007 compared to negative $225 million in the first quarter of 2006. A reconciliation of adjusted free cash flow to net cash used in operating activities is provided at the end of this release.

Significant cash flow items excluded from the above definition of adjusted free cash flows included the following proceeds from asset sales:

•             $21 million from the sale of a medical office building in Florida;

•             $21 million from the sale of Alvarado Hospital Medical Center; and

•             $17 million from the sale of Graduate Hospital in Philadelphia;

In addition, in early April, 2007, the company received a refund of $171 million from the Internal Revenue Service and made a payment of $10 million related to its settlement with the Securities and Exchange Commission, neither of which was included in the company’s first quarter 2007 cash flows or cash balance at March 31, 2007.

Liquidity

Total debt was $4.784 billion at March 31, 2007, an increase of $2 million from total debt on December 31, 2006, of $4.782 billion.  Net debt, a non-GAAP measure defined as total debt less cash and cash equivalents, was $4.200 billion at March 31, 2007, compared to $3.998 billion at December 31, 2006.

Income Taxes

The income tax benefit of $92 million in the first quarter of 2007 on pre-tax income of $1 million from continuing operations includes a $93 million favorable adjustment to income tax expense for the impact of the income tax adjustment described in the following paragraph.

Effective January 1, 2007, the company adopted a new income tax accounting rule, Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). As a result, the company recorded a $178 million reduction directly to shareholders’ equity in the first quarter of 2007, $142 million of which related to an increase in the company’s valuation allowance for deferred tax assets. As a result of actions we took during the three months ended March 31, 2007, we were able to reduce our estimated liabilities for uncertain tax positions as of January 1, 2007 (the effective date of FIN 48) by approximately $107 million. This resulted in an income tax benefit of $107 million being recognized as a credit to income tax expense during the three months ended March 31, 2007 ($93 million of which was recognized in continuing operations and $14 million in discontinued operations). Under FIN 48 and FASB Statement No. 109, Accounting for Income Taxes, this action to reduce our liability for uncertain tax positions could not be taken into consideration in our estimate of the liability and our assessment of the recoverability of deferred tax assets as of January 1, 2007.

Discontinued Operations

The loss from discontinued operations for the first quarter of 2007 was $18 million after-tax, or $0.04 per share, and includes the following items:

(1)          Impairment and restructuring charges of $9 million pre-tax, $6 million after-tax before the impact of deferred tax valuation allowance, or $0.01 per share;

(2)          Net loss on sales of assets of $1 million  or zero cents per share;

(3)          Unfavorable non-cash adjustments to increase the company’s valuation allowance for deferred tax assets related to discontinued operations of $12 million, or $0.03 per share, excluding the impact of the income tax adjustment described in Item (4) below; and

(4)          Favorable income tax adjustment of $14 million, or $0.03 per share, related to a reduction of estimated liabilities for uncertain tax positions described above.

Management’s Webcast Discussion of First Quarter Results

Tenet management will discuss first quarter 2007 results on a webcast scheduled to begin at 11:00 AM (ET) on May 8, 2007. This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2006, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2007	%	2006	%	Change

Net operating revenues	$2,279	100.0%	$2,210	100.0%	3.1%
Operating expenses:
Salaries, wages and benefits	(1,019)	(44.7)%	(981)	(44.4)%	3.9%
Supplies	(408)	(17.9)%	(411)	(18.6)%	(0.7)%
Provision for doubtful accounts	(141)	(6.2)%	(121)	(5.5)%	16.5%
Other operating expenses	(522)	(22.9)%	(480)	(21.7)%	8.8%
Depreciation	(81)	(3.6)%	(76)	(3.5)%	6.6%
Amortization	(8)	(0.4)%	(6)	(0.3)%	33.3%
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(0.1)%	(29)	(1.3)%
Hurricane insurance recoveries, net of costs	—	—	(3)	(0.1)%
Costs of litigation and investigations	1	0.1%	(16)	(0.7)%
Operating income	98	4.3%	87	3.9%
Interest expense	(106)		(102)
Investment earnings	11		17
Minority interests	(2)		(1)
Net gains on sales of investments	—		2
Income from continuing operations, before income taxes	1		3
Income tax (expense) benefit	92		(4)
Income (loss) from continuing operations, before discontinued operations	93		(1)
Discontinued operations:
Income (loss) from operations	(21)		3
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(9)		25
Hurricane insurance recoveries, net of costs	—		(1)
Litigation settlements, net of insurance recoveries	—		45
Net gain (loss) on sales of facilities	(1)		—
Income tax (expense) benefit	13		(3)
Income (loss) from discontinued operations, net of tax	(18)		69
Income before cumulative effect of change in accounting principle	75		68
Cumulative effect of change in accounting principle, net	—		2
Net income	$75		$70
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.20		$—
Discontinued operations	(0.04)		0.15
Cumulative effect of change in accounting principle, net of tax	—		—
	$0.16		$0.15
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	474,326		470,069

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31
(Dollars in Millions)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$584	$784
Investments in marketable debt securities	38	39
Accounts receivable, less allowance for doubtful accounts	1,427	1,413
Inventories of supplies, at cost	180	184
Income tax receivable	173	171
Deferred income taxes	49	69
Assets held for sale	70	119
Other current assets	232	246
Total current assets	2,753	3,025
Investments and other assets	390	383
Property and equipment, at cost, less accumulated depreciation and amortization	4,275	4,299
Goodwill	601	601
Other intangible assets, at cost, less accumulated amortization	256	231
Total assets	$8,275	$8,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$22	$22
Accounts payable	664	775
Accrued compensation and benefits	324	390
Professional and general liability reserves	145	145
Accrued interest payable	105	130
Accrued legal settlement costs	88	71
Other current liabilities	485	392
Total current liabilities	1,833	1,925
Long-term debt, net of current portion	4,762	4,760
Professional and general liability reserves	588	586
Accrued legal settlement costs	229	251
Other long-term liabilities and minority interests	618	646
Deferred income taxes	78	107
Total liabilities	8,108	8,275
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,379	4,372
Accumulated other comprehensive loss	(46)	(45)
Accumulated deficit	(2,713)	(2,610)
Less common stock in treasury, at cost	(1,479)	(1,479)
Total shareholders’ equity	167	264
Total liabilities and shareholders’ equity	$8,275	$8,539

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

	Three Months Ended March 31,
(Dollars in Millions)	2007	2006
Net income	$75	$70
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	89	82
Provision for doubtful accounts	141	121
Deferred income tax benefit	(2)	(1)
Stock-based compensation charges	11	11
Impairment of long-lived assets and goodwill, and restructuring charges	3	29
Costs of litigation and investigations	(1)	16
Pre-tax (income) loss from discontinued operations	31	(72)
Cumulative effect of change in accounting principle	—	(2)
Other items	(11)	10
Increases (decreases) in cash from changes in operating assets and liabilities:
Accounts receivable	(206)	(165)
Inventories and other current assets	10	14
Income taxes	(105)	4
Accounts payable, accrued expenses and other current liabilities	(208)	(264)
Other long-term liabilities	9	14
Payments against reserves for restructuring charges and litigation costs and settlements	(7)	(174)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	17	(14)
Net cash used in operating activities	(154)	(321)
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(99)	(95)
Discontinued operations	(1)	(22)
Construction of new hospitals	(11)	—
Proceeds from sales of facilities – discontinued operations	38	—
Proceeds from sales of long-term investments and other assets	174	26
Purchases of marketable securities	(148)	(3)
Insurance recoveries for property damage	—	10
Other items, net	—	6
Net cash used in investing activities	(47)	(78)
Cash flows from financing activities:
Other items, net	1	1
Net cash provided by financing activities	1	1
Net decrease in cash and cash equivalents	(200)	(398)
Cash and cash equivalents at beginning of period	784	1,373
Cash and cash equivalents at end of period	$584	$975
Supplemental disclosures:
Interest paid, net of capitalized interest	$(124)	$(123)
Income tax payments made, net	$(2)	$(3)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Three Months Ended March 31, 2007 and 2006

(Unaudited)

(Dollars in millions except per patient day,	Three Months Ended March 31,
per admission and per visit amounts)	2007	2006	Change

Net inpatient revenues	$1,540	$1,536	0.3%
Net outpatient revenues	$657	$606	8.4%

Number of general hospitals (at end of period)	57	57	— *
Licensed beds (at end of period)	14,957	15,114	(1.0)%
Average licensed beds	14,953	15,114	(1.1)%
Utilization of licensed beds	55.4%	56.6%	(1.2)%*
Patient days	745,651	770,139	(3.2)%
Equivalent patient days	1,047,936	1,069,847	(2.0)%
Net inpatient revenue per patient day	$2,065	$1,994	3.6%
Admissions	148,368	150,879	(1.7)%
Equivalent admissions	209,574	211,103	(0.7)%
Net inpatient revenue per admission	$10,380	$10,180	2.0%
Average length of stay (days)	5.0	5.1	(0.1)*
Surgeries	99,907	105,698	(5.5)%
Net outpatient revenue per visit	$614	$553	11.0%
Outpatient visits	1,069,676	1,096,046	(2.4)%

Sources of net patient revenue
Medicare	27.2%	28.3%	(1.1)%*
Medicaid	6.9%	8.2%	(1.3)%*
Managed care governmental	12.8%	10.5%	2.3%*
Managed care commercial	41.6%	41.1%	0.5%
Indemnity, self-pay and other	11.5%	11.9%	(0.4)%*

* This change is the difference between the 2007 and 2006 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2006 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Net operating revenues	$2,210	$2,195	$2,117	$2,179	$8,701
Operating expenses:
Salaries, wages and benefits	(981)	(963)	(953)	(986)	(3,883)
Supplies	(411)	(398)	(386)	(392)	(1,587)
Provision for doubtful accounts	(121)	(128)	(157)	(124)	(530)
Other operating expenses	(480)	(497)	(513)	(524)	(2,014)
Depreciation	(76)	(76)	(77)	(84)	(313)
Amortization	(6)	(6)	(6)	(11)	(29)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(29)	(27)	(1)	(323)	(380)
Hurricane insurance recoveries, net of costs	(3)	13	4	—	14
Costs of litigation and investigations	(16)	(728)	(7)	(15)	(766)
Operating income (loss)	87	(615)	21	(280)	(787)
Interest expense	(102)	(101)	(104)	(102)	(409)
Investment earnings	17	17	15	13	62
Minority interests	(1)	—	(1)	(2)	(4)
Net gains on sales of investments	2	—	—	3	5
Income (loss) from continuing operations, before income taxes	3	(699)	(69)	(368)	(1,133)
Income tax (expense) benefit	(4)	252	39	(25)	262
Loss from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	(1)	(447)	(30)	(393)	(871)
Discontinued operations:
Income (loss) from operations of asset group	3	(21)	(17)	(23)	(58)
Hurricane insurance recoveries, net of costs	(1)	194	(6)	(1)	186
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	25	(101)	—	(23)	(99)
Litigation settlements, net of insurance recoveries	45	(21)	—	11	35
Net gain (loss) on sales of facilities	—	(1)	3	13	15
Income tax (expense) benefit	(3)	(1)	(39)	30	(13)
Income (loss) from discontinued operations	69	49	(59)	7	66
Income (loss) before cumulative effect of change in accounting principle	68	(398)	(89)	(386)	(805)
Cumulative effect of change in accounting principle, net of tax	2	—	—	—	2
Net income (loss)	$70	$(398)	$(89)	$(386)	$(803)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$—	$(0.95)	$(0.06)	$(0.83)	$(1.85)
Discontinued operations	0.15	0.10	(0.13)	0.01	0.14
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—
	$0.15	$(0.85)	$(0.19)	$(0.82)	$(1.71)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,069	470,608	471,227	471,484	470,847

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS – CONTINUING HOSPITALS

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission	Three Months Ended				Year Ended
and per visit amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06
Net inpatient revenues	$1,536	$1,480	$1,418	$1,494	$5,928
Net outpatient revenues	$606	$632	$623	$622	$2,483

Number of general hospitals (at end of period)	57	57	57	57	57
Licensed beds (at end of period)	15,114	15,047	14,941	14,941	14,941
Average licensed beds	15,114	15,069	14,967	14,941	15,023
Utilization of licensed beds	56.6%	51.8%	50.5%	51.3%	52.5%
Patient days	770,139	710,339	695,656	705,249	2,881,383
Equivalent patient days	1,069,847	1,008,689	990,535	997,836	4,066,907
Net inpatient revenue per patient day	$1,994	$2,084	$2,038	$2,118	$2,057
Admissions	150,879	142,976	141,203	143,110	578,168
Equivalent admissions	211,103	204,640	202,489	203,830	822,062
Net inpatient revenue per admission	$10,180	$10,351	$10,042	$10,440	$10,253
Average length of stay (days)	5.1	5.0	4.9	4.9	5.0
Surgeries	105,698	104,897	101,089	99,480	411,164
Net outpatient revenue per visit	$553	$584	$593	$592	$580
Outpatient visits	1,096,046	1,083,060	1,050,600	1,051,106	4,280,812

Sources of net patient revenue
Medicare	28.3%	26.8%	24.7%	26.3%	26.5%
Medicaid	8.2%	9.3%	8.4%	8.9%	8.7%
Managed care governmental	10.5%	10.8%	11.6%	11.8%	11.2%
Managed care commercial	41.1%	41.6%	42.7%	40.5%	41.4%
Indemnity, self-pay and other	11.9%	11.5%	12.6%	12.5%	12.2%

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the company as net (loss) income before (1) interest expense, (2) taxes, (3) depreciation, (4) amortization, (5) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (6) hurricane insurance recoveries, net of costs, (7) costs of litigation and investigations, (8) investment earnings, (9) minority interests, (10) (loss) income from discontinued operations, net of tax, (11) cumulative effect of change in accounting principle, net of tax, and (12) net gains on sales of investments. Adjusted EBITDA is not comparable to EBITDA reported by other companies.

The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net (loss) income. Because adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly investors are encouraged to use GAAP measures when evaluating the company’s financial performance.

Reconciliation of net (loss) income, the most comparable GAAP term, to adjusted EBITDA, is set forth in the following table for the three months ended March 31, 2007 and 2006.

(2) Reconciliation of Adjusted Free Cash Flow

Adjusted free cash flow, a non-GAAP term, is defined by the company as cash flow used in operating activities less capital expenditures in continuing operations, new hospital construction expenditures, income tax payments, cash flows from discontinued operations, and payments against reserves for restructuring charges and litigation costs and settlements. The company believes the use of adjusted free cash flow is meaningful as the use of this financial measure provides the company and the users of its financial statements with supplemental information about the impact on the company’s cash flows from the items specified above. The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations or that relate to capital expenditures for construction. Adjusted free cash flow is a measure of liquidity that management uses in its business as an alternative to net cash used in operating activities. Because adjusted free cash flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the company’s financial performance or liquidity.

Reconciliation of net cash used in operating activities, the most comparable GAAP term, to adjusted free cash flow is set forth in the second table below for the three months ended March 31, 2007 and 2006.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA

Dollars in Millions

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2007	2006
Net income (loss)	$75	$70
Less: Cumulative effect of changes in accounting principle, net of tax	—	2
Income (loss)from discontinued operations, net of tax	(18)	69
Income (loss) from continuing operations	93	(1)
Income tax (expense) benefit	92	(4)
Net gains on sale of investments	—	2
Minority interests	(2)	(1)
Investment earnings	11	17
Interest expense	(106)	(102)
Operating income	98	87
Costs of litigation and investigations	1	(16)
Hurricane insurance recoveries, net of costs	—	(3)
Impairment of long-lived assets and goodwill, and restructuring charges	(3)	(29)
Amortization	(8)	(6)
Depreciation	(81)	(76)
Adjusted EBITDA	$189	$217

Net operating revenues	$2,279	$2,210
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	8.3%	9.8%

Additional Supplemental Non-GAAP Disclosures

Table #2 -  Reconciliation of Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2007	2006
Net cash used in operating activities	$(154)	$(321)
Less:
Income tax payments	(2)	(3)
Payments against reserves for restructuring charges and litigation costs and settlements	(7)	(174)
Cash provided by (used in) operating activities from discontinued operations	17	(14)
Adjusted net cash used in operating activities	(162)	(130)
Purchases of property and equipment – continuing operations	(99)	(95)
Construction of new hospitals	(11)	—
Adjusted free cash flow - continuing operations	$(272)	$(225)